Exhibit 99.1
DATE: April 30, 2007
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS FIRST QUARTER FINANCIAL RESULTS
First Quarter Performance Impacted by Product Shortages and HPS Laser Rework Costs
MINNEAPOLIS, April 30, 2007 — As previously reported on April 10, 2007, American Medical Systems Holdings, Inc. (NASDAQ: AMMD) generated revenues of $108.4 million for the first quarter of 2007, a 47 percent increase over sales of $73.6 million in the comparable quarter of 2006. The first quarter of 2007 included $26.9 million of revenue from the Laserscope business, acquired in July 2006. Excluding Laserscope revenues, AMS revenue for the first quarter of 2007 was $81.5 million, which represents 11 percent growth over the same quarter of 2006. Adjusted for foreign exchange, the Company’s base business growth rate was 9 percent.
The Company reported net income for the first quarter of 2007 of $3.7 million, or $0.05 per share. This compares to net income for the same period last year of $11.5 million, or $0.16 per share. Net income for the first quarter of 2007 includes a loss from discontinued operations from the aesthetics business, which was sold during the quarter. Net income from continuing operations for the first quarter 2007 was $4.4 million, or $0.06 per share. On April 10, 2007, the Company provided revised earnings guidance from continuing operations for the first quarter of $0.05 to $0.07 per share.
Martin J. Emerson, President and Chief Executive Officer, noted, “As we previously communicated, internal production and planning issues, along with the specific vendor quality issues we experienced during the first quarter, resulted in both top and bottom line disruption as we were not able to fulfill all orders due to product availability challenges. In addition, manufacturing rework and warranty costs associated with our new HPS laser console applied pressure to our gross margin during the quarter. I am confident that the vast majority of these costs are behind us, and as we look forward, we will see the type of gross margin expansion we had planned for 2007.”
The Company experienced strong demand in the first quarter in its erectile restoration, laser therapy and women’s health businesses. Emerson further noted, “While the first quarter was clearly a disappointment, we remain confident in our ability to address our supply issues during the second quarter. The underlying strength of demand across much of our business in the first quarter means we are poised to see strong revenue performance as we exit the second quarter.”
Outlook
The Company reiterated the full year 2007 revenue guidance disclosed in its April 10, 2007 press release of $475 to $500 million and reported earnings per share from continuing operations of $0.63 to $0.70.
Revenue projected for the second quarter of 2007 ranges from $112 to $118 million, with an anticipated earnings per share range of $0.08 to $0.11. It is anticipated that all supply issues will be resolved during the second quarter; however, these projected results assume a level of recovery time in the market.

American Medical Systems
April 30, 2007

Earnings Call Information
American Medical Systems will host a conference call today at 5:00 p.m. eastern time to discuss its first quarter 2007 results. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota and including its 2006 acquisition of Laserscope, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 240,000 patients in 2006.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product recalls; successful integration of Laserscope into AMS’ business; successfully managing increased debt leverage and related credit facility financial covenants; factors impacting the stock market and share price and its impact on the dilution of convertible securities; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; successful upgrade of global software system; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

American Medical Systems
April 30, 2007

More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2006 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems
April 30, 2007

American Medical Systems Holdings, Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31, 2007	April 1, 2006
Net sales	$108,385	$73,624
Cost of sales	26,355	11,730

Gross profit	82,030	61,894

Operating expenses
Marketing and selling	39,430	27,814
Research and development	11,150	7,782
General and administrative	10,989	6,494
Integration costs	1,011	—
Amortization of intangibles	4,704	1,841

Total operating expenses	67,284	43,931

Operating income	14,746	17,963

Other (expense) income
Royalty income	679	453
Interest income	336	322
Interest expense	(9,633)	(96)
Financing charges	(782)	—
Other (expense) income	1,623	(146)

Total other (expense) income	(7,777)	533

Income from continuing operations before income taxes	6,969	18,496

Provision for income taxes	2,586	7,024

Net income from continuing operations	4,383	11,472

Loss from discontinued operations, net of tax	(691)	—

Net income	$3,692	$11,472

Net income (loss) per share
Basic net income from continuing operations	$0.06	$0.16
Discontinued operations, net of tax	(0.01)	—

Basic net income	$0.05	$0.16

Diluted net income from continuing operations	$0.06	$0.16
Discontinued operations, net of tax	(0.01)	—

Diluted net income	$0.05	$0.16

Weighted average common shares used in calculation
Basic	71,775	69,679
Diluted	74,337	72,040

American Medical Systems
April 30, 2007

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	March 31, 2007	December 30, 2006
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$38,200	$29,541
Accounts receivable, net	98,057	91,938
Inventories, net	42,017	37,974
Other current assets	29,352	78,715

Total current assets	207,626	238,168

Property, plant and equipment, net	52,553	47,035
Goodwill and intangibles, net	834,423	837,709
Deferred taxes and other assets	4,493	4,179

Total assets	$1,099,095	$1,127,091

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$15,425	$15,430
Accrued liabilities and taxes	55,621	87,103

Total current liabilities	71,046	102,533

Debt and other long term liabilities	724,158	743,396

Total liabilities	795,204	845,929

Stockholders’ equity	303,891	281,162

Total liabilities and stockholders’ equity	$1,099,095	$1,127,091

American Medical Systems
April 30, 2007

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2007	April 1, 2006
Cash flows from operating activities
Net income from continuing operations	$4,383	$11,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including deferred financing costs	7,370	2,664
Other adjustments, including changes in operating assets and liabilities	(3,323)	6,754

Net cash provided by operating activities	8,430	20,890

Cash flows from investing activities
Purchase of property, plant and equipment	(6,459)	(3,419)
Acquistion or divestiture of business, net of cash acquired	20,894	(23,986)
Other cash flows from investing activities	(93)	(86)

Net cash provided by (used in) investing activities	14,342	(27,491)

Cash flows from financing activities
Payments on long term debt	(21,377)	—
Other cash flows from financing activities	7,873	2,564

Net cash (used in) provided by financing activities	(13,504)	2,564

Cash used in discontinued operations	(691)	—

Effect of currency exchange rates on cash	71	(47)

Net increase (decrease) in cash and cash equivalents	8,648	(4,084)

Cash and cash equivalents at beginning of period	29,051	30,885

Cash and cash equivalents at end of period	$37,699	$26,801

American Medical Systems
April 30, 2007

American Medical Systems Holdings, Inc.
Selected Sales Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2007	April 1, 2006
Sales
Men’s health	$73,671	$44,658
Women’s health	34,714	28,966

Total	$108,385	$73,624

Geography
United States	$78,940	$56,999
International	29,445	16,625

Total	$108,385	$73,624

Percent of total sales
Men’s health	68%	61%
Women’s health	32%	39%

Total	100%	100%

Geography
United States	73%	77%
International	27%	23%

Total	100%	100%